Southwestern Electric Power Company                                Exhibit 12(b)
Ratio of Earnings to Combined Fixed Charges
and Preferred Stock Dividend Requirements
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                                                12 Months
                                                  Ended                       Year Ended December 31,
                                                             -----------------------------------------------------------
                                             Sept. 30, 1996     1995        1994        1993        1992       1991
                                             ---------------------------------------------------------------------------
                                                                   (thousands, except for ratios)
Operating Income                                    $147,619    $162,776   $145,922    $118,057   $145,727    $143,317
Adjustments:
  Federal income taxes                                23,907      41,131     20,622      37,108     31,478      39,785
  Provision for deferred income taxes                 15,249       6,287     22,248        (648)    10,258       5,566
  Deferred investment tax credits                     (4,744)    (4,786)     (4,278)     (5,193)    (6,864)     (4,938)
  Utility Plant development costs, net of tax        (21,743)         -          -           -           -           -
  Other income and deductions                            719        178       4,656       3,658        537       3,883
  Allowance for borrowed and equity
    funds used during construction                     3,681      9,334       6,097       2,580        182         978
  Interest portion of financing leases                 1,601      1,896       2,562       2,534      2,783       2,946
                                             ---------------------------------------------------------------------------
                  Earnings                          $166,289   $216,816    $197,829    $158,096   $184,101    $191,537
                                             ===========================================================================


Fixed Charges:
  Interest on long-term debt                         $44,582    $44,468     $43,395     $40,958    $47,490     $48,382
  Interest on short-term debt and other                9,800     10,706       7,568       4,866      4,073       3,172
  Interest portion of financing leases                 1,601      1,896       2,562       2,534      2,783       2,946
  Preferred stock dividend requirements                3,838      4,425       4,588       4,858      4,711       4,914
                                             ---------------------------------------------------------------------------
                                                     $59,821    $61,495     $58,113     $53,216    $59,057     $59,414
                                             ===========================================================================


Ratio of earnings to combined fixed
  charges and preferred stock dividend
  requirements                                          2.78       3.53        3.40        2.97       3.12       3.22


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